As filed with the Securities and Exchange Commission on May 31, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hancock Jaffe Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	33-0936180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

70 Doppler

Irvine, California 92618

(949) 261-2900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Berman

Chief Executive Officer

Hancock Jaffe Laboratories, Inc.

70 Doppler

Irvine, California 92618

(949) 261-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Hedge K&L Gates LLP 1 Park Plaza Twelfth Floor Irvine, California 92614 (949) 253-0900	Peter DiChiara Ross D. Carmel Carmel, Milazzo & DiChiara LLP 55 West 39th Street, 18th Floor New York, New York (212) 658-0458

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-220372

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(8)
Units, each consisting of one share of Common Stock, par value $0.00001 per share, and a Warrant to purchase one share of Common Stock(2)	410,714	$5.00	$2,053,570	$256
Common Stock included as part of the Units(4)(5)	—	—	—	—
Warrants to purchase shares of Common Stock included as part of the Units(4)	—	—	—	—
Common Stock issuable upon exercise of the Warrants(5)(6)	410,714	$6.00	$2,464,284	$307
Warrants to purchase Common Stock to be issued to the Underwriters(4)(7)	20,536	—	—	—
Common Stock issuable upon exercise of the Warrants to purchase Common Stock to be issued to the Underwriters(5)(6)	20,536	$6.25	$128,350	$16
Total:	862,500	—	$4,646,204	$579

(1)	The Registrant previously registered securities on a Registration Statement on Form S-1, as amended (File No. 333-220372), which was declared effective on May 30, 2018. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, or the Securities Act, an additional 862,500 securities having a proposed maximum aggregate offering price of $4,646,204 is hereby registered.
(2)	Includes the aggregate offering price of the units that may be issued upon exercise of the underwriters’ over-allotment option and the shares of common stock underlying the warrants included in those over-allotment units.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(4)	No fee required pursuant to Rule 457(g).
(5)	In addition to the shares of common stock set forth in this table, pursuant to Rule 416 under the Securities Act, this registration statement also registers such indeterminate number of shares of common stock as may become issuable upon conversion or exercise of these securities as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or other similar transactions.
(6)	Determined in accordance with Rule 457(i) based upon the exercise price of the warrants.
(7)	Represents warrants granted to the underwriters to purchase shares of common stock in an amount up to 5% of the number of units sold to the public in the offering. See “Underwriting” contained within the Registration Statement on Form S-1, as amended (File No. 333-220372), for information on underwriting arrangements relating to the offering.
(8)	The Registrant previously paid $5,827 in connection with the filing of the Registration Statement on Form S-1, as amended (File No. 333-220372).

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement on Form S-1 (the “462(b) Registration Statement”) is being filed by Hancock Jaffe Laboratories, Inc. (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and relates to the public offering (the “Offering”) of units (“Units”) contemplated by the Registration Statement on Form S-1 (File No. 333-220372) (the “Prior Registration Statement”), which was initially filed on September 7, 2017, and which, as amended, was declared effective by the Securities and Exchange Commission on May 30, 2018. This 462(b) Registration Statement covers the registration of 410,714 Units of the Company to be sold to the public in the Offering, each Unit consisting of one share of common stock, par value $0.00001 per share (“Common Stock”), and a warrant (“Warrant”) to purchase one share of Common Stock, 410,714 shares of Common Stock underlying the Warrants included in the Units, warrants to be issued to the underwriters to purchase 20,536 shares of Common Stock and 20,536 shares of Common Stock underlying such warrants to be issued to the underwriters. 53,571 of the additional Units of the Company registered hereunder are subject to the exercise of the underwriters’ option to purchase additional Units to cover over-allotments, if any. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are hereby incorporated by reference into this 462(b) Registration Statement. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of K&L Gates LLP.

23.1	Consent of Marcum LLP.

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1	Power of Attorney (filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-220372), originally filed with the Securities and Exchange Commission on September 7, 2017 and incorporated by reference herein).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 31st day of May, 2018.

HANCOCK JAFFE LABORATORIES, INC.

By:	/s/ Robert A. Berman
Robert A. Berman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Berman	Chief Executive Officer and Director	May 31, 2018
Robert A. Berman	(Principal Executive Officer)

/s/ William R. Abbott	Senior Vice President, Chief Financial Officer	May 31, 2018
William R. Abbott	(Principal Financial Officer and Principal Accounting Officer)

*	Chief Medical Officer, OUS	May 31, 2018
Benedict Broennimann, M.D.

/s/ Yury Zhivilo	Chairman and Director	May 31, 2018
Yury Zhivilo

*	Director	May 31, 2018
Robert A. Anderson

*	Director	May 31, 2018
Robert W. Doyle

*	Director	May 31, 2018
Steven Girgenti

*By:	/s/ Yury Zhivilo
Yury Zhivilo
Attorney-in-Fact